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                                                                    EXHIBIT 99.1


                   [Spectrum Pharmaceuticals, Inc. Letterhead]


Contacts:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, ext. 247


                SPECTRUM PHARMACEUTICALS COMPLETES $4.44 MILLION
                     FINANCING WITH INSTITUTIONAL INVESTORS


      IRVINE, Calif., May 8, 2003 - Spectrum Pharmaceuticals, Inc. (NASDAQ:
SPPI) today announced that it has raised $4.44 million through the sale of newly issued shares of Series D 8% Cumulative Convertible Preferred Stock to selected institutional investors. The institutional investors are well known biotechnology investors, such as SCO Capital Partners, SDS Merchant Fund, Xmark Funds and ProMed Partners, L.P.

      The Company expects to use the net proceeds from this financing to advance the clinical development of Eoquin(TM) for bladder cancer and elsamitrucin for non-Hodgkin's lymphoma, to further the development of the Company's generic business, and for general administrative expenses and working capital. All development expenses for the upcoming phase 3 trial in prostate cancer for the Company's lead drug, satraplatin, estimated to be as much as $30 million, are being fully borne by our co-development partner GPC Biotech.

      "This financing marks an important step in our ongoing efforts to strengthen Spectrum's balance sheet, and ensure that we have the resources necessary to fund the development of our oncology products and build our generic drug portfolio", stated Rajesh Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum.

      The preferred stock is convertible into Spectrum common stock at a price of $2.35 per share. Dividends on the preferred stock are payable quarterly either in cash or common stock at the discretion of the Company. In addition, purchasers of the preferred stock received warrants to purchase 944,681 shares of common stock at $3.00 per share and 944,681 shares of common stock at $3.50 per share. If exercised, the warrants could generate up to an additional $6.1 million in proceeds to Spectrum. The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without a registration statement or exemption from registration.


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      Spectrum Pharmaceuticals' primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company's lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin's lymphoma. Eoquin(TM) is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information about the Company, visit the Company's web site at www.spectrumpharm.com.

      This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.